As filed with the Securities and Exchange Commission on May 2, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

@ROAD, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3209170
(State or other jurisdiction) of incorporation or organization)	(I.R.S. Employer Identification Number)

47071 Bayside Parkway
Fremont, California 94538

(Address, including zip code, of Registrant’s principal executive office)

@Road, Inc. 2005 Stock Option Plan

(Full title of the plan)

Krish Panu
Chief Executive Officer
47071 Bayside Parkway
Fremont, California 94538
(510) 668-1638

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

James D. Fay	Mark B. Weeks
General Counsel	Heller Ehrman LLP
@Road, Inc.	275 Middlefield Road
47071 Bayside Parkway	Menlo Park, California 94025
Fremont, California 94538	(650) 324-7000
(510) 668-1638

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	146,146 Shares	$3.535	$516,626	$61

(1)                                  Pursuant to the Acquisition Agreement (the “Acquisition Agreement”) dated as of December 15, 2004 by and among Registrant, Vidus Limited and NV Partners III-BT LP, Registrant exchanged options to purchase share of Registrant’s common stock for all of the outstanding vested options to purchase common shares of Vidus Limited, with appropriate adjustments to the number of shares and exercise price of each exchanged option.

(2)                                  Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices per share for the Registrant’s common stock as reported on the Nasdaq National Market on April 28, 2005 in accordance with Rule 457 under the Securities Act of 1933.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                                             Plan Information.*

Item 2.                                                             Registrant Information and Employee Plan Annual Information.*

*  The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                             Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)                                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 15, 2005.

(b)                                 The Registrant’s Current Reports on Form 8-K, filed with the Securities and Exchange Commission on January 18, 2005, February 22, 2005 (but only as to the information reported under Items 1.01, 2.01, 5.03 and 9.01 of such Current Reports) and May 2, 2005

(c)                                  The description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on September 12, 2000.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.                                                             Description of Securities.  Not applicable.

Item 5.                                                             Interests of Named Experts and Counsel.

For purposes of this Registration Statement, Heller Ehrman LLP is giving its opinion on the validity of the shares being registered.  As of the date of this Registration Statement, certain attorneys of Heller Ehrman LLP own an aggregate of approximately 2,500 shares of the Registrant’s common stock.

Item 6.                                                             Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.  Articles Twelve and Thirteen of the Registrant’s certificate of incorporation and Article VI of the Registrant’s bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by Delaware law, as it may be amended from time to time.  In addition, the Registrant has entered into indemnification agreements with its officers and directors to provide the maximum protection permitted by Delaware law as it may be amended from time to time. The Registrant also maintains directors’ and officers’ liability insurance.

Item 7.                                                             Exemption from Registration Claimed.  Not applicable.

Item 8.                                                             Exhibits.

Exhibit Number
4.1*	@Road, Inc. 2005 Stock Option Plan (Incorporated by reference from Exhibit 10.49 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 22, 2005).

4.2*

Amended and Restated Certificate of Incorporation of @Road, Inc. (Incorporated by reference from Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1 originally filed with the Commission on July 13, 2000).

4.3*

Certificate of Designations, Rights and Preferences of Series A-1 and Series A-2 Redeemable Preferred Stock and Series B-1 and Series B-2 Redeemable Preferred Stock (Incorporated by reference from Exhibit 3.6 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 22, 2005).

4.4*	Amended and Restated Bylaws of @Road, Inc. (Incorporated by reference to Exhibit 3.4 to Registrant’s Annual Report on Form 10-K/A filed with the Commission on July 29, 2003).

4.5*	Specimen Stock Certificate (Incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form S-1 originally filed with the Commission on July 13, 2000).

5.1	Opinion of Heller Ehrman LLP.

23.1	Consent of Heller Ehrman LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

23.3	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (see Page 5).

* Not filed herewith.  Previously filed as noted.

Item 9.                                                             Undertakings.

The undersigned Registrant hereby undertakes:

(1)                                  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)                                  that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 2nd day of May, 2005.

@ROAD, INC.

By:	/s/ Krish Panu
Krish Panu Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, joint and severally, Krish Panu and Michael Johnson, and each of them, his attorney-in-fact, with full power of substitution in each, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that the attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Krish Panu	Chairman of the Board of Directors, President	May 2, 2005
Krish Panu	and Chief Executive Officer (Principal Executive Officer)

/s/ Michael Johnson	Chief Financial Officer (Principal Financial	May 2, 2005
Michael Johnson	Officer; Principal Accounting Officer)

/s/ Kris Chellam	Director	May 2, 2005
Kris Chellam

/s/ Charles Levine	Director	May 2, 2005
Charles E. Levine

/s/ T. Peter Thomas	Director	May 2, 2005
T. Peter Thomas

/s/ James Davis	Director	May 2, 2005
James Davis

INDEX TO EXHIBITS

Exhibit Number
4.1*	@Road, Inc. 2005 Stock Option Plan (Incorporated by reference from Exhibit 10.49 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 22, 2005).

4.2*

Amended and Restated Certificate of Incorporation of @Road, Inc. (Incorporated by reference from Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1 originally filed with the Commission on July 13, 2000).

4.3*

Certificate of Designations, Rights and Preferences of Series A-1 and Series A-2 Redeemable Preferred Stock and Series B-1 and Series B-2 Redeemable Preferred Stock (Incorporated by reference from Exhibit 3.6 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 22, 2005).

4.4*	Amended and Restated Bylaws of @Road, Inc. (Incorporated by reference to Exhibit 3.4 to Registrant’s Annual Report on Form 10-K/A filed with the Commission on July 29, 2003).

4.5*	Specimen Stock Certificate (Incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form S-1 originally filed with the Commission on July 13, 2000).

5.1	Opinion of Heller Ehrman LLP.

23.1	Consent of Heller Ehrman LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

23.3	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (see Page 5).

* Not filed herewith.  Previously filed as noted.